EXHIBIT 21


             IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE
                        IN AND FOR NEW CASTLE COUNTY


------------------------------------x
                                    :
IN RE M & F WORLDWIDE CORP.         :  CONSOLIDATED
SHAREHOLDER LITIGATION              :  C. A.  NO. 18502 NC
                                    :
------------------------------------x
FURTHERFIELD PARTNERS, L.P.,        :
KIMBERLY KAHN, ROBERT STRUOGO,      :
HARBOR FINANCE PARTNERS,            :
ROBOTTI & CO., INCORPORATED and     :
RAVENSWOOD INVESTMENT COMPANY,      :
L.P.,                               :
                                    :
                   Plaintiffs,      :
                                    :
         -against-                  :  C.A. NO. 19203 NC
                                    :
RONALD O. PERELMAN, THEO W. FOLZ,   :
HOWARD GITTIS, JAYMIE A. DURNAN,    :
J. ERIC HANSON, ED GREGORY          :
HOOKSTRATTEN, LANCE LIEBMAN,        :
PAUL M. MEISTER, BRUCE SLOVIN,      :
STEVEN G. TAUB and MAFCO HOLDINGS,  :
INC.,                               :
                                    :
                  Defendants.       :
                                    :
         - and-                     :
                                    :
M & F WORLDWIDE CORP.,              :
                                    :
               Nominal Defendant.   :
------------------------------------x


                         STIPULATION OF SETTLEMENT



         The parties to the above-captioned civil actions (collectively the "Parties"; individually the "Plaintiffs" or the "Defendants"), by and through their attorneys, have entered into the following Stipulation of Settlement (the "Stipulation"), subject to the approval of the Court:

         A. WHEREAS, on April 19, 2001, M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide"), and PX Holding Corporation, a Delaware corporation ("PX Holding") and a wholly owned subsidiary of Mafco Holdings Inc., a Delaware corporation ("Mafco"), entered into a stock purchase agreement (the "Stock Purchase Agreement") pursuant to which M & F Worldwide acquired 7,320,225 shares (the "Panavision Common Stock") of common stock, par value $.01 per share, of Panavision Inc., a Delaware corporation ("Panavision"), from PX Holding in exchange for consideration consisting of (i) 1,500,000 shares of common stock, par value $.01 per share, of M & F Worldwide ("M & F Worldwide Common Stock"), (ii) 6,182,153 shares of preferred stock, having a liquidation preference of $6.50 per share, of M & F Worldwide ("M & F Worldwide Series B Preferred Stock"),
(iii) $80,000,000 in cash, and (iv) certain other consideration described below;

         B. WHEREAS, in connection with the execution of the Stock Purchase Agreement, on April 19, 2001, PX Holding, Panavision and M & F Worldwide entered into a letter agreement, which confirmed that M & F Worldwide or its designated affiliate would become a "Holder" under the Registration Rights Agreement, dated as of June 5, 1998 (the "June 1998 Panavision Registration Rights Agreement"), and that the Panavision Common Stock would become "Registrable Securities" under the terms of such agreement;

         C. WHEREAS, in connection with the execution of the Stock Purchase Agreement, on April 19, 2001, PX Holding and M & F Worldwide entered into a registration rights agreement (the "April 2001 M & F Worldwide Registration Rights Agreement"), pursuant to which M & F Worldwide granted to PX Holding registration rights with respect to the M & F Worldwide Common Stock and the M & F Worldwide Series B Preferred Stock received as part of the consideration for the Panavision Common Stock;

         D. WHEREAS, in connection with the execution of the Stock Purchase Agreement, on April 19, 2001, M & F Worldwide and Ronald O. Perelman, the sole stockholder of Mafco, entered into a letter agreement (the "Perelman - M & F Worldwide Letter Agreement") pursuant to which Mr. Perelman, or corporations under his control, would provide such financial support to M & F Worldwide as may be required in connection with payments of interest and principal of Panavision's June 1998 bank credit agreement, as amended (the "Credit Facility"), and 9-5/8% Senior Subordinated Discount Notes Due 2006 (the "Panavision Notes"), such financial support, if given, to be in exchange for certain newly issued subordinated debt or shares of M & F Worldwide Series B Preferred Stock;

         E. WHEREAS, in connection with the execution of the Stock Purchase Agreement, on April 19, 2001, Mafco and M & F Worldwide entered into a letter agreement (the "April 2001 Mafco - M & F Worldwide Letter Agreement"), pursuant to which Mafco, or corporations under its control, would make available to M & F Worldwide, as required from time to time in order for M & F Worldwide to fulfill its obligations under the M & F Worldwide - Panavision Letter (as defined immediately below), but in no event later than December 31, 2001, an aggregate amount equal to $10,000,000 in exchange for certain newly issued subordinated debt or shares of M & F Worldwide Series B Preferred Stock;

         F. WHEREAS, in connection with the execution of the Stock Purchase Agreement, on April 19, 2001, M & F Worldwide delivered to Panavision a letter (the "M & F Worldwide - Panavision Letter"), pursuant to which M & F Worldwide, or one of its wholly owned subsidiaries, would make available to Panavision, as required from time to time by Panavision to make payments of principal or interest under the Credit Facility or the Panavision Notes, but in any event no later than December 31, 2001, an aggregate amount equal to $10,000,000 in exchange for consideration to be agreed, consisting of subordinated debt, common stock or voting preferred stock of Panavision;

         G. WHEREAS, on July 2, 2001, M & F Worldwide, and Las Palmas Productions, Inc. ("LPPI"), together with certain former shareholders of LPPI, entered into a stock purchase agreement pursuant to which M & F Worldwide acquired the stock of LPPI in exchange for a net cash payment of approximately $5,700,000 plus the obligation to make certain additional payments to the selling stockholders in the event specified earnings targets are achieved, which additional payments have not been, and will not be, made by M & F Worldwide;

         H. WHEREAS, on December 21, 2001, pursuant to the April 2001 Mafco
- M & F Worldwide Letter Agreement and a letter agreement dated as of December 21, 2001 between Mafco and M & F Worldwide (the "December 2001 Mafco - M & F Worldwide Preferred Stock Letter Agreement"), PX Holding provided to M & F Worldwide $10,000,000 in exchange for 666,667 newly-issued shares of M & F Worldwide Series B Preferred Stock;

         I. WHEREAS, on December 21, 2001, Mafco and M & F Worldwide entered into a letter agreement, pursuant to which M & F Worldwide (i) purchased from PX Holding $22,000,000 principal amount of Panavision Notes for an aggregate purchase price of $8,140,000 and (ii) agreed to deliver promptly thereafter an aggregate of $24,525,000 principal amount of Panavision Notes to Panavision, such notes consisting of the $22,000,000 principal amount of Panavision Notes purchased from PX Holding and $2,525,000 principal amount of Panavision Notes purchased by M & F Worldwide in an open market purchase on April 20, 2001, at a cost of $883,750;

         J. WHEREAS, on December 21, 2001, pursuant to a modification to the M & F Worldwide - Panavision Letter (the "M & F Worldwide - Panavision Letter Modification"), M & F Worldwide delivered to Panavision an aggregate of $24,525,000 principal amount of Panavision Notes in exchange for 1,381,690 shares of Series A Non-Cumulative Perpetual Preferred Stock, par value $.01 per share, of Panavision ("Panavision Series A Preferred Stock");

         K. WHEREAS, on December 21, 2001, M & F Worldwide and Panavision entered into a letter agreement, pursuant to which M & F Worldwide and Panavision agreed to amend the June 1998 Panavision Registration Rights Agreement to, among other things, include within the definition of "Registrable Securities" the shares of Panavision Series A Preferred Stock issued in connection with the M & F Worldwide - Panavision Letter Modification;

         L. WHEREAS, on December 21, 2001, M & F Worldwide and PX Holding entered into a letter agreement, pursuant to which M & F Worldwide and PX Holding agreed to amend the April 2001 Registration Rights Agreement to, among other things, include within the definition of "Registrable Securities" the shares of M & F Worldwide Series B Preferred Stock issued in connection with the December 2001 Mafco - M & F Worldwide Preferred Stock Letter Agreement;

         M. WHEREAS, on June 27, 2002, Mafco and Panavision entered into a letter agreement, pursuant to which Mafco delivered to Panavision an aggregate of $37,726,000 principal amount of Panavision Notes and $10,000,000 in cash in exchange for 49,199 shares of Series B Cumulative Pay-in-Kind Preferred Stock, par value $.01 per share, of Panavision ("Panavision Series B Preferred Stock");

         N. WHEREAS, on June 28, 2002, Panavision and Mafco entered into an Instrument of Assignment and Assumption, pursuant to which Panavision assigned to Mafco its rights and obligations under the Option Agreement, dated April 1, 2001, by and among Panavision and certain holders of the Panavision Notes (the "Option Agreement");

         O. WHEREAS, on June 28, 2002, pursuant to the Option Agreement, Mafco acquired $78,355,000 principal amount of Panavision Notes in exchange for $50,930,750 in cash plus accrued interest through the date of purchase of such Panavision Notes;

         P. WHEREAS, on June 27, 2002, Mafco and M & F Worldwide entered into a letter agreement (the "M & F Worldwide Call Letter"), pursuant to which Mafco granted to M & F Worldwide certain rights to acquire the Panavision Series B Preferred Stock and the $78,355,000 principal amount of the Panavision Notes;

         Q. WHEREAS, on July 2, 2002, M & F Worldwide and Panavision entered into a stock purchase agreement (the "2002 Las Palmas Stock Purchase Agreement"), pursuant to which Panavision acquired LPPI in exchange for a $6,700,000 promissory note (the "Las Palmas Note");

         R. WHEREAS, on July 2, 2002, in connection with the 2002 Las Palmas Stock Purchase Agreement, M & F Worldwide and Panavision entered into an Instrument of Assignment and Assumption (the "Instrument of Assignment and Assumption") pursuant to which, among other things, Panavision agreed to indemnify M & F Worldwide with respect to any liabilities to the former shareholders of LPPI pursuant to the 2001 Las Palmas Stock Purchase Agreement;

         S. WHEREAS, Pneumo Abex Corporation, a Delaware corporation ("Pneumo Abex") and a wholly owned subsidiary of M & F Worldwide, holds $11,420,000 principal amount of Panavision Notes, $6,000,000 principal amount of which were purchased in an open market purchase on November 13, 2001, for $2,385,000, and $5,420,000 principal amount of which were purchased in an open market purchase on November 14, 2001, for $1,978,300, for a total purchase price of $4,363,300;

         T. WHEREAS, Plaintiffs filed various lawsuits, which were consolidated under Civil Action No. 18502 NC by order of the Court on April 26, 2001 (the "Consolidated Action"), and filed an amended complaint which was allegedly brought derivatively on behalf of M & F Worldwide and individually on behalf of a class of M & F Worldwide shareholders and alleged, among other things, that some or all of the transactions described in the recitals hereto (the "Panavision Transactions") were (i) unfair to M & F Worldwide and its shareholders; (ii) constituted corporate waste and mismanagement; and (iii) represented a breach by the Defendants of their fiduciary duties of care, loyalty and good faith;

         U. WHEREAS, in addition to the actions consolidated in the Consolidated Action, an individual action challenging the Panavision Transactions was filed under the caption Vannini v. Ronald O. Perelman, et al., C.A. No. 18850 NC, in the Court (the "Vannini Action"), which action was subsequently settled, in the context of the purchase by M & F Worldwide of the Vannini Action plaintiff's shares of M & F Worldwide Common Stock;

         V. WHEREAS, on October 16, 2001, the plaintiffs in the Consolidated Action filed an action captioned Furtherfield Partners, et al.
v. Ronald O. Perelman, et al., C.A. No. 19203 NC, in the Court (the "Vannini Settlement Action"), which was allegedly brought derivatively on behalf of M & F Worldwide and alleged, among other things, that the settlement of the Vannini Action (the "Vannini Settlement") (i) was unfair to M & F Worldwide and its shareholders; (ii) constituted corporate waste and mismanagement; and (iii) represented a breach by the Defendants of their fiduciary duties of care, loyalty and good faith;

         W. WHEREAS, in addition to the claims asserted in the Consolidated Action and the Vannini Settlement Action, Plaintiffs have raised questions concerning certain alleged corporate opportunity claims involving the purchase by certain Defendants and/or their affiliates of the Panavision Notes (the "Panavision Note Claims");

         X. WHEREAS, trial in the Consolidated Action commenced on January 14, 2002 and continued through January 18, 2002, and was adjourned based on a settlement agreement (the "First Proposed Settlement") memorialized in a Memorandum of Understanding dated February 7, 2002 and a Stipulation of Settlement dated February 21, 2002;

         Y. WHEREAS, the Court declined to approve the First Proposed Settlement on May 13, 2002;

         Z. WHEREAS, the Court indicated at the May 13, 2002 hearing that Robert Strougo, Harbor Finance Partners, and Robotti & Co., Inc. (the "Representative Plaintiffs"), should be certified as representative plaintiffs in the Consolidated Action, and that the law firm of Harnes Keller LLP should remain as lead counsel in the Consolidated Action for purposes of further prosecution of the case, and that an executive committee of plaintiffs' counsel should be established;

         AA. WHEREAS, Plaintiffs' counsel created an executive committee consisting of Harnes Keller LLP, Garwin Bronzaft Gerstein & Fisher, L.L.P., and Dobrowski L.L.P., and designated the law firm of Rosenthal Monhait Gross and Goddess, P.A. as liaison counsel;

         BB. WHEREAS, Plaintiffs continue to be represented by Harnes Keller LLP, Garwin Bronzaft Gerstein & Fisher, L.L.P., Dobrowski L.L.P., Wechsler Harwood Halebian & Feffer, L.L.P., and the Law Offices of Richard Brualdi, as well as Rosenthal Monhait Gross & Goddess, P.A., as liaison counsel;

         CC. WHEREAS, trial resumed on July 9, 2002 and adjourned July 11,
2002;

         DD. WHEREAS, the Defendants have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts alleged in the Consolidated Action, the Vannini Action, the Vannini Settlement Action, or the Panavision Note Claims, and are entering into the Stipulation solely because the proposed Settlement would eliminate the burden, expense and uncertainty of further litigation;

         EE. WHEREAS, the Plaintiffs also have acknowledged the uncertainty of further litigation of their claims, including the difficulties, in light of the evidence presented in the Consolidated Action, of challenging the independence and good faith of the Special Committee of directors of M & F Worldwide that negotiated the terms of the Stock Purchase Agreement, and the belief of the Special Committee that the Stock Purchase Agreement was beneficial to M & F Worldwide;

         FF. WHEREAS, the Plaintiffs have further acknowledged that the proposed settlement provides essentially the primary relief sought in the Consolidated Action;

         GG. WHEREAS, Defendants Durnan and Hanson were dismissed as defendants by the named Plaintiffs in the Consolidated Action, but are nevertheless intended to be parties to and beneficiaries of this Stipulation and the settlement it embodies (the "Settlement"); and

         HH. WHEREAS, the Parties now desire to settle and dismiss with prejudice the Consolidated Action and the Vannini Settlement Action on the basis of the terms described herein;

                  NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Parties through their respective attorneys, subject to approval of the Court pursuant to Rules 23 and 23.1 of the Court of Chancery, that:

         1. Within ten (10) business days of Final Approval (as defined in Paragraph 14 below and in accordance with the time frame set forth therein) of this Settlement, the following actions will be taken:

         a. Mafco will acquire the Panavision Common Stock from M & F Worldwide in exchange for (i) 1,500,000 shares of M & F Worldwide Common Stock, (ii) 6,182,153 shares of M & F Worldwide Series B Preferred Stock and (iii) $80,000,000 in cash;

         b. M & F Worldwide will deliver 1,381,690 shares of Panavision Series A Preferred Stock plus $976,250 in cash to Mafco in exchange for 666,667 shares of M & F Worldwide Series B Preferred Stock;

         c. PX Holding and M & F Worldwide will terminate (i) the April 2001 M & F Worldwide Registration Rights Agreement; and (ii) the June 1998 Panavision Registration Rights Agreement, each as amended;

         d. Ronald O. Perelman and M & F Worldwide will terminate the Perelman - M & F Worldwide Letter Agreement;

         e. Mafco and M & F Worldwide will terminate the April 2001 Mafco - M & F Worldwide Letter Agreement;

         f. M & F Worldwide will terminate the M & F Worldwide - Panavision Letter;

         g. M & F Worldwide and Mafco will terminate the M & F Worldwide Call Letter;

         h. Mafco will acquire the Las Palmas Note from M & F Worldwide in exchange for $6,700,000 in cash;

         i. M & F Worldwide, Panavision and Mafco will amend the Instrument of Assignment and Assumption to add Mafco as a co-indemnitor of M & F Worldwide with respect to any liabilities to the former shareholders of LPPI pursuant to the 2001 Las Palmas Stock Purchase Agreement;

         j. Mafco will purchase the $11,420,000 principal amount of Panavision Notes held by Pneumo Abex in exchange for $4,363,300 in cash, plus accrued interest;

         k. M & F Worldwide will file a certificate in accordance with
Section 151(g) of the Delaware General Corporation Law stating that no M & F Worldwide Series B Preferred Stock is outstanding and that none will be issued; and

         l. Mafco may designate one of its wholly owned subsidiaries to undertake one or more of the actions specified in this paragraph 1.

         2. The Parties hereby stipulate to the certification of a class (the "Class") consisting of all holders, excluding Defendants, of M & F Worldwide Common Stock as of April 19, 2001, and their legal representatives, heirs, executors, administrators, successors, transferees and assigns through the date of the execution of this Stipulation of Settlement, and agree that they shall take all steps necessary to ensure that the Consolidated Action shall be maintained and proceed as a class action pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), without the right of Class members to opt out. The Representative Plaintiffs shall act as representatives of the Class and of M & F Worldwide with respect to derivative claims.

         3. Commencing before the filing of the Consolidated Action and the Vannini Settlement Action and continuing through the date of this Stipulation, Plaintiffs' counsel conducted a thorough investigation into the substance of the allegations contained in the complaints filed in the Consolidated Action, the Vannini Action, and the Vannini Settlement Action and the issues relating to the Panavision Note Claims. The investigation conducted by Plaintiffs' counsel included analyses of documents obtained through publicly available sources and non-public documents produced by the Defendants and more than 20 third parties, and taking the sworn testimony by deposition of directors and officers of Panavision, M & F Worldwide, and Mafco, as well as numerous third-party representatives. Plaintiffs' counsel also conducted analyses of applicable case law and other authorities respecting the legal duties of the Defendants in connection with the Panavision Transactions, the Vannini Settlement, and the Panavision Note Claims. Plaintiffs' counsel called witnesses at trial in the Consolidated Action and cross-examined Defendants' witnesses at trial.

         4. Having made such examination, and in light of the facts developed in discovery and during trial, and the events and agreements described above, and considering the applicable law, Plaintiffs' counsel have concluded that the terms and conditions of the Settlement are fair, reasonable, adequate, and in the best interests of the Plaintiffs, M & F Worldwide and the Class.

         5. The Plaintiffs are entering into this Stipulation after taking into account (i) the benefits to M & F Worldwide and the members of the Class from the Settlement; (ii) the risks of continued litigation; and
(iii) the conclusion of Plaintiffs' counsel that the terms and conditions of the Settlement are fair, reasonable, adequate, and in the best interests of the Plaintiffs, M & F Worldwide and the Class. Plaintiffs' counsel has considered, among other things, the fact that this Settlement essentially achieves the primary relief sought in the Consolidated Action.

         6. The Defendants have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts alleged in the Consolidated Action, the Vannini Action or the Vannini Settlement Action, or that relate in any way to the Panavision Note Claims. The Defendants are entering into the Stipulation solely because the proposed Settlement would eliminate the burden, expense and uncertainty of further litigation.

         7. In consideration of the covenants set forth herein:

         a. the Parties shall use their best efforts to obtain the dismissal of the Consolidated Action and the Vannini Settlement Action with prejudice as to all Defendants and against the Plaintiffs and all members of the Class, and, with respect to claims asserted derivatively, against M & F Worldwide, without costs, except as provided herein; and

         b. without limiting or being limited by the covenants set forth in paragraph 7(a), Plaintiffs, M & F Worldwide and the Class will, effective upon the Final Approval (as defined in Paragraph 14 below) of the Settlement, release, discharge and acquit any claims, known or unknown, contingent or absolute, that have been or could have been asserted in the complaints in the Consolidated Action or the Vannini Settlement Action, or that relate in any way to the Panavision Note Claims, or that have been or could have been asserted in any court, tribunal or proceeding (including but not limited to any claim arising under federal, state or common law, including, without limitation, the federal securities laws and any state disclosure law), by or on behalf of any member of the Class or M & F Worldwide, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity, against Defendants or any of their families, parent entities, associates, affiliates or subsidiaries (including Panavision) and each and all of their respective past, present or future officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons"), arising out of or relating in any manner to the subject matter of the Consolidated Action, the Vannini Action, the Vannini Settlement Action, or the Stipulation, or to the Panavision Note Claims, or to the Panavision Transactions, excepting any claim to enforce the terms and conditions of the Settlement (the "Settled Claims").

         c. The Released Persons and M & F Worldwide shall also release the Plaintiffs and the Class, excluding Mr. Vannini, from any and all claims arising out of, or relating in any manner to the subject matter of the Consolidated Action, the Vannini Action, the Vannini Settlement Action, the Panavision Note Claims, or the Panavision Transactions excepting any claim to enforce the terms and conditions of the Settlement.

         8. It is the intention of the parties to this Settlement to extinguish all Settled Claims and, consistent with such intentions, the releasing parties waive any right (to the extent permitted by state law, federal law or principles of common law) that may have the effect of limiting the releases set forth above, excepting any claim to enforce the terms and conditions of the Settlement. The releasing parties waive their rights, to the extent permitted by law, to any benefits of the provisions of section 1542 of the California Civil Code or any other similar state law, federal law or principle of common law, which may have the effect of limiting the release set forth above. Section 1542 of the California Civil Code provides:


            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties do not concede that any law, other than the law of the State of Delaware, is applicable to the Settlement or the Settled Claims. The releasing parties acknowledge that members of the Class may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the above release, but that it is their intention, on behalf of the Class, fully, finally and forever to settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts.

         9. The Parties will present the Settlement to the Court for approval as soon as practicable and will take all appropriate steps and use their best efforts to obtain prompt Final Approval (as defined in Paragraph 14 below) of the Settlement and to procure prompt dismissal with prejudice of the Consolidated Action and the Vannini Settlement Action on the terms set forth herein.

         10. As soon as practicable after this Stipulation has been executed, the Parties shall jointly move the Court for the entry of an Order in substantially the form attached hereto as Exhibit A, providing that the Consolidated Action shall proceed, for purposes of the Settlement only, as a class action on behalf of the Class, approving the form of notice to the Class, and setting a hearing date for approval of the Settlement.

         11. M & F Worldwide shall bear the costs (either directly or indirectly through its insurance carrier) of providing any required notice with respect to the Settlement. M & F Worldwide shall, following entry of the order described in paragraph 10, cause to be mailed to all holders of record of M & F Worldwide common stock between April 19, 2001 and the date of this Stipulation, by first-class mail, a Notice of Pendency of Action, Proposed Settlement, Settlement Hearing and Right to Appear (the "Notice"), in substantially the form attached hereto as Exhibit B, or will provide notice in such other manner as the Court may direct. Such notice shall make clear that M & F Worldwide and Power Control Technologies, Inc., are the same entity. Such notice shall also state that the Settlement is not related in any way to Mafco Consolidated Group, Inc., or MVR, Inc. M & F Worldwide shall not bear the costs of any actions the other Defendants or Panavision may be required to undertake under the Settlement.

         12. In the event that the Parties are unable to agree upon an appropriate fee and expense award, Plaintiffs' Counsel may apply to the Court for an award of fees and expenses to be paid by or on behalf of M & F Worldwide or one or more of the other Defendants and/or their insurers. Defendants may oppose any such application.

         13. If the Court approves the Settlement, the Parties shall jointly move the Court for an Order and Final Judgment, in substantially the form attached hereto as Exhibit C, which, among other things, will approve the release by M & F Worldwide and the Class of the Settled Claims in substantially the form attached hereto as Exhibit D.

         14. If the Court approves the Settlement and renders an Order and Final Judgment approving the Settlement which, if appealed, is finally affirmed on appeal by the highest court to which an appeal may be taken, or otherwise becomes no longer subject to judicial review or modification, whether by lapse of time to appeal or otherwise ("Final Approval"), then, within ten (10) business days after Final Approval, the Parties shall cause all of the actions described in paragraph 1 to occur, and M & F Worldwide shall make or cause to be made payment to Plaintiffs' Counsel of the Court's award of attorneys' fees and expenses.

         15. The obligations of the Defendants under this Stipulation, other than M & F Worldwide's obligations with respect to payment of all costs incurred in connection with providing the Notice to the Class, are conditioned upon Final Approval of the Settlement and all transactions preparatory or incident thereto. Notwithstanding anything in this Stipulation to the contrary, the effectiveness of the release of the Settled Claims and the other obligations of the Plaintiffs, the Class and the Defendants under the Settlement (except with respect to any payment of attorneys' fees and expenses) shall not be conditioned upon or subject to the resolution of any appeal from the Court's entry of the Order and Final Judgment, if such appeal relates solely to the issue of the Plaintiffs' counsel's application for an award of attorneys' fees and/or the reimbursement of expenses.

         16. In the event that: (i) the Court declines, in any respect (except for any disallowance or modification of any allowance of attorneys fees and/or disbursements sought by Plaintiffs' counsel), to enter the Order and Final Judgment provided for above and any one of the Parties hereto fails to consent to the entry of another form of order in lieu thereof; (ii) the Court disapproves the Settlement proposed herein, including any amendments thereto agreed upon by all of the Parties; or
(iii) the Court approves the Settlement proposed herein or any amendment thereto approved by all of the Parties, but such approval is reversed or substantially modified on appeal and such reversal or modification becomes final by a lapse of time or otherwise, then, in any of such events, this Stipulation, the Settlement (including any amendments thereof), the qualification of the Plaintiffs as appropriate representatives of the Class, any action taken or to be taken with respect to the Settlement, and the Order and Final Judgment to be entered shall be of no further force or effect and shall be null and void, and without prejudice to any of the Parties hereto, who shall be restored in all respects to their respective positions existing prior to the execution of this Stipulation, except that M & F Worldwide shall not be entitled to reimbursement from Plaintiffs or Plaintiffs' Counsel of sums expended pursuant to paragraph 11 above. For purposes of this provision, any disallowance or modification by the Court of any attorneys' fees and/or disbursements sought by Plaintiffs' counsel shall not be deemed an amendment, modification or disapproval of the Settlement or the Order and Final Judgment.

         17. Neither this Stipulation, nor any documents prepared or proceedings taken in accordance with the terms set forth herein, shall be construed as or deemed to be evidence, or any admission or concession, either (i) on the part of the Plaintiffs, of the lack of merit of these actions; or (ii) on the part of the Defendants, or any of them, of any liability or wrongdoing whatsoever, which is hereby expressly denied and disclaimed by the Defendants. Neither this Stipulation, nor the fact of its execution, nor any of its provisions, shall be offered or received in evidence in any action or proceeding of any nature, or otherwise referred to or used in any manner in any court or other tribunal, except in a proceeding to enforce the terms thereof.

         18. If any claim that is or would be subject to the release and dismissal contemplated by the Settlement is asserted against any person in any court prior to Final Approval of the Settlement, the Plaintiffs shall join, where possible, in any motion to dismiss or stay such proceedings and otherwise shall use their best efforts to effect a withdrawal or dismissal of such claims.

         19. The fairness, reasonableness and adequacy of the Settlement may be considered and ruled upon by the Court independent of any award of attorneys' fees or expenses requested by Plaintiffs' counsel.

         20. Without further order of the Court, the Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.

         21. The Settlement shall be binding upon and shall inure to the benefit of the Parties (and in the case of the benefits, all Released Persons) and the respective legal representatives, heirs, executors, administrators, transferees, successors, and assigns of all such foregoing persons and upon any corporation, partnership, or other entity into or with which any party may merge or consolidate.

         22. All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made part of this Stipulation.

         23. The waiver by any party of any breach of this Stipulation shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous to this Stipulation.

         24. The Representative Plaintiffs and the Plaintiffs' counsel represent and warrant that (i) the Representative Plaintiffs are members of the Class; (ii) none of the Representative Plaintiffs is aware of any reason why the Court should not designate the Representative Plaintiffs as representatives of the Class; and (iii) none of the Plaintiffs' claims or causes of action in the Consolidated Action or the Vannini Settlement Action has been assigned, encumbered or in any manner transferred in whole or in part.

         25. Each of the individual parties to this Stipulation represents that it is competent and all parties to this Stipulation represent that they have all requisite power and authority to execute and deliver this Stipulation and, subject to the Court's approval of the Settlement, to consummate the transactions described herein.

         26. The Parties represent and warrant that they are represented by counsel in connection with the making of this Stipulation and have entered into this Stipulation with full knowledge of its legal and practical effect.

         27. All prior oral or written agreements or understandings between the Parties with respect to the subject matter of this Stipulation are superseded by and merged into this Stipulation, which alone fully and completely expresses their agreement. This Stipulation may be amended or any of its provisions waived only by a writing executed by all of the Parties.

         28. This Stipulation shall be construed in accordance with and governed by the laws of the State of Delaware without regard to its conflict of laws provisions.

         29. This Stipulation may be executed in counterparts, at different places and times, all of which taken together shall constitute one and the same instrument and fully executed upon the receipt by each of the Parties of a facsimile copy of the executed counterpart by the other party.

         IN WITNESS WHEREOF, the Parties have executed this Stipulation as of the date hereof.


DATED:  July  26, 2002


ROSENTHAL, MONHAIT, GROSS &                  SKADDEN, ARPS, SLATE,
GODDESS, P.A.                                 MEAGHER & FLOM LLP


By: /s/ Norman M. Monhait                    By: /s/ Thomas J. Allingham II
    --------------------------------             by DEM
     Norman M. Monhait                           -----------------------------
     Suite 1401, 919 N. Market Street            Thomas J. Allingham II
     Wilmington, DE 19899                        Randolph K. Herndon
     (302) 656-4433                              Douglas E. McCann
                                                 One Rodney Square
     Liaison Counsel For Plaintiffs              Wilmington, Delaware  19801
     and the Class                               (302) 651-3001


OF COUNSEL:                                  OF COUNSEL:

HARNES KELLER LLP                            SKADDEN, ARPS, SLATE,
Gregory E. Keller                             MEAGHER & FLOM LLP
John F. Harnes                               Robert E. Zimet
964 Third Avenue                             Susan L. Saltzstein
Seventh Floor                                Four Times Square
New York, New York 10022                     New York, New York 10036
(212) 755-0022                               (212) 735-3000

Lead Counsel for the Plaintiffs              Attorneys for Defendants
and the Class.                               Ronald Perelman, Howard
                                             Gittis, Mafco Holdings Inc.,
                                             and Mafco Consolidated
                                             Group Inc.


GARWIN, BRONZAFT, GERSTEIN &                 MORRIS, NICHOLS, ARSHT & TUNNELL
FISHER, L.L.P.
Scott W. Fisher
1501 Broadway                                By: /s/ Jon E. Abramczyk
New York, NY 10036                               ----------------------------
(212) 398-0055                                    Jon E. Abramczyk
                                                  1201 N. Market Street
                                                  Wilmington, Delaware 19899
DOBROWSKI L.L.P.                                  (302) 658-9200
Paul J. Dobrowski
1010 Lamar, Suite 1350                            OF COUNSEL:
Houston, TX 77002
(713) 652-2900                                    MORVILLO, ABRAMOWITZ, GRAND,
                                                    IASON & SILBERBERG, P.C.
WECHSLER, HARWOOD, HALEBIAN                       Michael W. Mitchell
& FEFFER, L.L.P.                                  565 Fifth Avenue
Robert Harwood                                    New York, New York 10017
488 Madison Avenue                                (212) 880-9560
New York, NY 10022
(212) 935-7400                                    Attorneys for Defendants
                                                  Theo W. Folz, Jaymie A.
THE BRUALDI LAW FIRM                              Durnan, Bruce Slovin, J. Eric
Richard Brualdi                                   Hanson, Stephen G. Taub and
29 Broadway, 15th Floor                           M & F Worldwide Corp.
New York, NY 10006
(212) 952-0602

Counsel for Plaintiffs and the Class


                                             RICHARDS, LAYTON & FINGER, P.A.


                                             By: /s/ Thad J. Bracegirdle
                                                 -----------------------------
                                                  Thad J. Bracegirdle
                                                  One Rodney Square
                                                  Wilmington, Delaware 19801
                                                  (302) 651-7684

                                                  OF COUNSEL:

                                                  KRAMER, LEVIN, NAFTALIS
                                                  & FRANKEL, LLP
                                                  Arthur H. Aufses III
                                                  Patricia Eilender
                                                  919 Third Avenue
                                                  New York, New York 10022
                                                  (212) 715-9234

                                                  Attorneys for Defendants
                                                  Edward Gregory Hookstratten,
                                                  Lance A. Liebman and Paul M.
                                                  Meister

                                                                  EXHIBIT A
                                                                  ---------


             IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE
                        IN AND FOR NEW CASTLE COUNTY

-------------------------------------------------------x
                                                       :
IN RE M & F WORLDWIDE CORP.                            :  CONSOLIDATED
SHAREHOLDER LITIGATION                                 :  C. A.  NO. 18502 NC
                                                       :
-------------------------------------------------------x
FURTHERFIELD PARTNERS, L.P.,                           :
KIMBERLY KAHN, ROBERT STRUOGO,                         :
HARBOR FINANCE PARTNERS,                               :
ROBOTTI & CO., INCORPORATED and                        :
RAVENSWOOD INVESTMENT COMPANY,                         :
L.P.,                                                  :
                                                       :
                           Plaintiffs,                 :
                                                       :
         -against-                                     :  C.A. NO. 19203 NC
                                                       :
RONALD O. PERELMAN, THEO W. FOLZ,                      :
HOWARD GITTIS, JAYMIE A. DURNAN,                       :
J. ERIC HANSON, ED GREGORY                             :
HOOKSTRATTEN, LANCE LIEBMAN,                           :
PAUL M. MEISTER, BRUCE SLOVIN,                         :
STEVEN G. TAUB and MAFCO HOLDINGS,                     :
INC.,                                                  :
                                                       :
                           Defendants.                 :
                                                       :
         - and-                                        :
                                                       :
M & F WORLDWIDE CORP.,                                 :
                                                       :
                           Nominal Defendant.          :
-------------------------------------------------------x


                                   ORDER
                                   -----

          The Parties, having made application pursuant to the Rules of the Court of Chancery of the State of Delaware in and for New Castle County for approval of the Settlement of the Consolidated Action and the Vannini Settlement Action in accordance with a Stipulation of Settlement dated July 26, 2002 (the "Stipulation", wherein are found the definition of all capitalized but undefined terms used herein), which is incorporated herein by reference and which, together with the accompanying documents, sets forth the terms and conditions for the proposed Settlement of the Consolidated Action and the Vannini Settlement Action and for an Order and Final Judgment dismissing the Consolidated Action and the Vannini Settlement Action with prejudice upon the terms and conditions set forth therein; and the Court having read and considered the Stipulation, the accompanying documents, and the extensive record developed through the adjourned trial of the Consolidated Action; and the Plaintiffs and the Defendants having consented to the entry of this Scheduling Order;

          IT IS HEREBY ORDERED this ___ day of _____, 2002 that:

          1. For purposes of the Settlement only, and preliminarily, for purposes of this Order, the Consolidated Action shall be maintained and proceed as a class action, pursuant to Rules 23(a), 23(b)(1) and 23(b)(2) of the Rules of the Court, without the right of Class members to opt out, with Plaintiffs Robert Strougo, Harbor Finance Partners, and Robotti & Co., Inc. (the "Representative Plaintiffs") as Class representatives on behalf of all holders, excluding Defendants, of M & F Worldwide common stock as of April 19, 2001, and their legal representatives, heirs, executors, administrators, successors, transferees and assigns through July 26, 2002 (the "Class"), and by the Plaintiffs' counsel as Class Counsel.

          2. For purposes of the Settlement only, and preliminarily, for purposes of this Order, the Representative Plaintiffs in the Consolidated Action are qualified to act as representative plaintiffs on behalf of the Class. The law firm of Harnes Keller LLP has been previously designated as Plaintiffs' Lead Counsel, and shall continue as Plaintiffs' Lead Counsel. The law firm of Rosenthal, Monhait, Gross & Goddess, P.A. has been previously designated as Plaintiffs' Liaison Counsel, and shall continue as Plaintiffs' Liaison Counsel.

          3. A hearing (the "Hearing") shall be held before the Court on __________ ___, 2002, at _:__ _.m., New Castle County Courthouse, 500 King Street, Wilmington, Delaware 19801, for the purposes of (a) determining whether the proposed Settlement of the Consolidated Action and the Vannini Settlement Action on the terms and conditions provided for in the Stipulation is fair, reasonable, adequate and in the best interests of the Class, and, to the extent of the derivative claims, M & F Worldwide, and should be approved by the Court, and whether the Order and Final Judgment substantially in the form provided for in paragraph 13 of the Stipulation should be entered thereon; (b) determining whether the Class should be certified for the purposes of the Settlement of the Consolidated Action;
(c) considering the application of Plaintiffs' counsel for an award of attorneys' fees and disbursements to be paid, directly or indirectly, by M & F Worldwide and/or the other Defendants or their insurers; and (d) ruling on such other matters as the Court may deem appropriate. The Court may adjourn the Hearing (including consideration of the application of Plaintiffs' counsel for an award of attorneys' fees and disbursements) or any adjournment thereof without further notice to the Class other than by announcement at the Hearing or any adjournment thereof.

          4. The Court approves, in form and content, the Notice of Pendency of Action, Proposed Settlement, Settlement Hearing and Right to Appear (the "Notice") attached as Exhibit B to the Stipulation, and finds that the mailing and distribution of the Notice substantially in the manner and form set forth in paragraph 5 of this Order meet the requirements of Court of Chancery Rule 23 and 23.1 and due process, constitute the best notice practicable under the circumstances, and constitute due and sufficient notice to all persons entitled thereto.

          5. At least 45 days before the Hearing, M & F Worldwide shall cause a copy of the Notice to be mailed by first-class mail, postage pre-paid to all holders of record of M & F Worldwide common stock between April 19, 2001 and July 26, 2002. M & F Worldwide shall use reasonable efforts to give notice to beneficial owners of M & F Worldwide stock on such dates by making additional copies of the Notice available to any record holder requesting the same for the purpose of distribution to beneficial owners.

          6. At or before the Hearing, M & F Worldwide shall file proof, by affidavit, of such mailings.

          7. At the Hearing, any member of the Class or shareholder of M & F Worldwide who desires to do so may appear personally or by counsel, providing that an appearance is filed and served as hereinafter provided, and show cause, if any, why the Settlement of the Consolidated Action and the Vannini Settlement Action should not be approved as fair, reasonable, adequate, and in the best interests of the Class and M & F Worldwide, why judgment should not be entered dismissing the claims asserted against all of the Defendants with prejudice against the Plaintiffs and the Class, and, to the extent of the derivative claims, M & F Worldwide, as determined by the Court, or why the Court should not grant an allowance of attorney's fees and disbursements to Plaintiffs' counsel for their services herein and expenses incurred; provided, however, that no member of the Class or any other person opposing the Settlement or any provision thereof shall be heard or entitled to contest the approval of the terms and conditions of the Settlement and, if approved, the judgment to be entered thereon and the allowance of fees and disbursements to Plaintiffs' counsel, and no papers or briefs submitted by any member of the Class or any other person shall be received and considered, except by order of the Court for good cause shown, unless, no later than ten days prior to the Hearing, copies of (a) a notice of intention to appear, (b) a detailed statement of such person's specific objections to any matter before the Court, and (c) the grounds for such objections and any reasons for such person's desiring to appear and to be heard, as well as all documents and writings such person desires the Court to consider, shall be served upon the following counsel:

                  Norman M. Monhait, Esquire
                  ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.
                  919 Market Street
                  Suite 1401
                  P.O. Box 1070
                  Wilmington, Delaware  19899

                  Thomas J. Allingham II, Esquire
                  SKADDEN, ARPS, SLATE,
                    MEAGHER & FLOM LLP
                  One Rodney Square
                  P. O. Box 636
                  Wilmington, Delaware  19899

                  Thad J. Bracegirdle, Esquire
                  RICHARDS, LAYTON & FINGER, P.A.
                  One Rodney Square
                  P.O. Box 551
                  Wilmington, Delaware  19899

                  Jon E. Abramczyk, Esquire
                  MORRIS NICHOLS ARSHT & TUNNELL
                  1201 North Market Street
                  P.O. Box 1347
                  Wilmington, Delaware  19899

and then filed with the Register in Chancery. Unless the Court otherwise directs, no member of the Class or shareholder of M & F Worldwide shall be entitled to object to the Settlement or to the judgment to be entered herein, or to the award of attorneys' fees and disbursements to Plaintiffs' counsel, or otherwise to be heard, except by serving and filing written objections as described above. Any person who fails to object in the manner provided above shall be deemed to have waived such objection and shall forever be barred from making any such objection in the Consolidated Action, the Vannini Settlement Action or in any other action or proceeding.

          8. If the Settlement provided for in the Stipulation is approved by the Court following the Hearing, judgment shall be entered in the form attached as Exhibit C to the Stipulation.

          9. Except as otherwise provided in the Stipulation, all discovery and all other pretrial and trial proceedings in the Consolidated Action and the Vannini Settlement Action, except for such proceedings ordered by the Court with respect to approval of the Settlement, are stayed and suspended until further order of the Court. Pending final determination of whether the Settlement should be approved, no member of the Class or shareholder of M & F Worldwide may institute, commence or continue, directly, individually, derivatively, representatively, on behalf of a class, or in any other capacity, any action asserting any claim that has been or could have been asserted in the Consolidated Action, the Vannini Settlement Action (or that relate in any way to the Panavision Note Claims), or any other claim arising out of or in any way related to the subject matter of the Consolidated Action, the Vannini Action, the Vannini Settlement Action, or in the Stipulation or that could have been asserted in connection with any aspect of the Panavision Transactions or the Panavision Note Claims.

          10. In the event that: (a) the Court declines, in any respect, to enter the Order and Final Judgment provided for in the Stipulation and any one of the parties hereto fails to consent to the entry of another form of order in lieu thereof; (b) the Court disapproves the Settlement proposed in the Stipulation, including any amendment thereto agreed upon by all of the parties; or (c) the Court approves the Settlement or any amendment thereto approved by all of the parties, but such approval is reversed or substantially modified on appeal and such reversal or modification becomes final by a lapse of time or otherwise, then, in any of such events, the Stipulation, the Settlement (including any amendments thereof), and any actions taken or to be taken with respect to the Settlement, and the Order and Final Judgment to be entered shall be of no further force or effect and shall be null and void, and shall be without prejudice to any of the parties hereto, who shall be restored in all respects to their respective positions existing prior to the execution of the Stipulation, except that M & F Worldwide shall not be entitled to reimbursement of sums expended pursuant to paragraph 5 of this Order. For purposes of this provision, any disallowance or modification by the Court of any attorneys' fees and/or disbursements sought by Plaintiffs' counsel shall not be deemed an amendment, modification or disapproval of the Settlement or the Order and Final Judgment.

          11. The Court reserves the right to approve the Stipulation and the Settlement with modifications and without further notice to members of the Class.



                                                  ------------------------------
                                                           Vice Chancellor

                                                                     EXHIBIT B


             IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE
                        IN AND FOR NEW CASTLE COUNTY

--------------------------------------------------x
                                                  :
IN RE M & F WORLDWIDE CORP.                       :  CONSOLIDATED
SHAREHOLDER LITIGATION                            :  C. A.  NO. 18502 NC
                                                  :
--------------------------------------------------x
FURTHERFIELD PARTNERS, L.P.,                      :
KIMBERLY KAHN, ROBERT STRUOGO,                    :
HARBOR FINANCE PARTNERS,                          :
ROBOTTI & CO., INCORPORATED and                   :
RAVENSWOOD INVESTMENT COMPANY,                    :
L.P.,                                             :
                                                  :
                           Plaintiffs,            :
                                                  :
         -against-                                :  C.A. NO. 19203 NC
                                                  :
RONALD O. PERELMAN, THEO W. FOLZ,                 :
HOWARD GITTIS, JAYMIE A. DURNAN,                  :
J. ERIC HANSON, ED GREGORY                        :
HOOKSTRATTEN, LANCE LIEBMAN,                      :
PAUL M. MEISTER, BRUCE SLOVIN,                    :
STEVEN G. TAUB and MAFCO HOLDINGS,                :
INC.,                                             :
                                                  :
                           Defendants.            :
                                                  :
         - and-                                   :
                                                  :
M & F WORLDWIDE CORP.,                            :
                                                  :
                           Nominal Defendant.     :
--------------------------------------------------x





             NOTICE OF PENDENCY OF ACTION, PROPOSED SETTLEMENT,
                   SETTLEMENT HEARING AND RIGHT TO APPEAR


TO: ALL PERSONS OR ENTITIES WHO HELD THE COMMON STOCK OF M & F WORLDWIDE CORP., FORMERLY KNOWN AS POWER CONTROL TECHNOLOGIES, INC. ("M & F WORLDWIDE" OR THE "COMPANY") (EXCLUDING THE DEFENDANTS) AS OF APRIL 19, 2001 AND THEIR LEGAL REPRESENTATIVES, HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS, TRANSFEREES AND ASSIGNS THROUGH JULY 26, 2002, (THE "CLASS") AND ALL SHAREHOLDERS OF M & F WORLDWIDE AS OF JULY 26, 2002:


         PLEASE READ THIS NOTICE CAREFULLY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT OF THE DERIVATIVE AND CLASS ACTION LAWSUITS NAMED ABOVE AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS OR ADEQUACY OF THE PROPOSED SETTLEMENT, OR FROM PURSUING THE SETTLED CLAIMS. RECEIVING THIS NOTICE SHOULD NOT BE TAKEN AS AN INDICATION THAT YOU HAVE STANDING TO FILE A DERIVATIVE LAWSUIT ON BEHALF OF M & F WORLDWIDE OR FIT THE DEFINITION FOR CLASS MEMBERSHIP SET FORTH BELOW.

                           THE SETTLEMENT HEARING

         1. The purpose of this Notice is to inform shareholders of M & F Worldwide, formerly known as Power Control Technologies, Inc., and members of the Class of a proposed settlement (the "Settlement") of the above-captioned lawsuits; and a hearing to be held before the Delaware Court of Chancery (the "Court"), in the New Castle County Court House, 500 King Street, Wilmington, Delaware 19801, on ________ __, 2002 at __ _.m. (the "Settlement Hearing"). The purpose of the Settlement Hearing is to determine whether the Court should (a) approve the proposed Settlement, described below under the caption "THE SETTLEMENT TERMS"; (b) certify Civil Action 18502-NC as a class action on behalf of the Class for purposes of the proposed Settlement; (c) find Robert Struogo, Harbor Finance Partners, and Robotti & Co., Incorporated, ("Representative Plaintiffs") adequate representatives for the Class; (d) enter final judgment ending these lawsuits; and (e) if the Court approves the Settlement and enters such final judgment, award attorneys' fees and disbursements to be paid by or on behalf of M & F Worldwide, the other defendants, and/or their insurers to counsel for the Plaintiffs ("Class Counsel") (as more particularly described below under the caption "ATTORNEYS' FEES AND DISBURSEMENTS").

         2. The Court may adjourn the Settlement Hearing without further notice of any kind. The Court has reserved the right to approve the Settlement with or without modifications, and to enter its final judgment dismissing these lawsuits with prejudice and to order the payment of attorneys' fees and disbursements without further notice of any kind. If you are not a member of the Class, the Court requests that you forward this Notice to the appropriate member(s) of the Class. If you are a record holder of M & F Worldwide stock who holds such stock for the benefit of another, the Court directs you to forward this Notice to the beneficial holders for whom you hold the stock. Additional copies of this Notice will be made available to you for this purpose upon request directed to:

  Claims Administrator, In re M & F Worldwide Corp. Shareholder Litigation
                           c/o Gilardi & Co., LLC
                                PO Box 5100
                          Larkspur, CA 94977-5100
                               (415) 461-0410

         THIS NOTICE SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION BY THE COURT AS TO THE MERITS OF ANY CLAIM OR DEFENSE OF ANY OF THE PARTIES. IT IS SENT FOR THE SOLE PURPOSE OF INFORMING YOU OF THE EXISTENCE OF THESE LAWSUITS AND OF A HEARING ON A PROPOSED SETTLEMENT SO THAT YOU MAY MAKE APPROPRIATE DECISIONS AS TO STEPS YOU MAY WISH TO TAKE.

                BACKGROUND AND DESCRIPTION OF THE LITIGATION
        (THE INFORMATION BELOW HAS BEEN PROVIDED BY THE LAWYERS FOR
         THE PARTIES AND DOES NOT REPRESENT FINDINGS BY THE COURT)

         3. This settlement relates to M & F Worldwide Corp. Prior to 1997, M & F Worldwide Corp. was known as Power Control Technologies Inc. This settlement does NOT relate to any security you may hold or have held in currently or formerly related companies, including MVR, Inc., Abex Inc., and Mafco Consolidated Group Inc. Please note that shareholders of Abex Inc. on June 15, 1995 received shares of M & F Worldwide as a dividend, and that shareholders of The Henley Group, Inc. on July 16, 1992 received shares of Abex Inc. as a dividend, so you may be a shareholder of M & F Worldwide if you were a shareholder of these companies on these dates.

         4. On April 19, 2001, M & F Worldwide acquired an 83% block of shares of Panavision Inc. ("Panavision") owned by PX Holding Corporation ("PX Holding"), a corporation indirectly owned by Ronald O. Perelman, for consideration including $80 million in cash, 1,500,000 shares of M & F Worldwide common stock, and 6,182,153 shares of M & F Worldwide preferred stock (the "Panavision Acquisition"). This transaction, and certain related and subsequent transactions as described in Exhibit 1 attached hereto, are collectively referred to here as the "Panavision Transactions."

         5. Immediately before the Panavision Acquisition, Mr. Perelman controlled approximately 34% of the voting stock of M & F Worldwide. As a result of the issuance of shares to PX Holding, Mr. Perelman controlled approximately 55% of the voting stock of M & F Worldwide immediately after the Panavision Acquisition. As a result of certain subsequent Panavision Transactions and the repurchase of shares from a shareholder of M & F Worldwide, Mr. Perelman currently controls 56.7% of the voting stock of M & F Worldwide.

         6. Plaintiffs filed various lawsuits against Mafco Holdings Co. ("Mafco"), Ronald O. Perelman, Theo W. Folz, Howard Gittis, Jaymie A. Durnan, J. Eric Hanson, Ed Gregory Hookstratten, Lance Liebman, Paul M. Meister, Bruce Slovin, Steven Taub (collectively, "Defendants"), which were consolidated under Civil Action No. 18502 NC by order of the Court on April 26, 2001 (the "Consolidated Action"). In the Consolidation Order, the Court designated the law firm of Harnes Keller LLP, 964 Third Avenue, New York, NY 10022 as Lead Counsel for Plaintiffs and the firm of Rosenthal Monhait Gross & Goddess, P.A., Suite 1401, 919 Market Street, Wilmington, Delaware 19899 as Liaison Counsel for Plaintiffs.

         7. The Consolidated Action was allegedly brought derivatively on behalf of M & F Worldwide and individually on behalf of a class of M & F Worldwide shareholders. The Consolidated Action alleged, among other things, that some or all of the Panavision Transactions were (i) unfair to M & F Worldwide and its shareholders; (ii) constituted corporate waste and mismanagement; and (iii) represented a breach by Defendants of their fiduciary duties of care, loyalty and good faith.

         8. In addition to the actions consolidated in the Consolidated Action, an action challenging some or all of the Panavision Transactions was filed in the Court under the caption Vannini v. Ronald O. Perelman, et al., C.A. No. 18850-NC (the "Vannini Action"). The Vannini Action was subsequently settled, in the context of the purchase by M & F Worldwide of Mr. Vannini's shares of M & F Worldwide stock.

         9. On October 16, 2001, Plaintiffs filed an action in the Court captioned Furtherfield Partners, et al. v. Ronald O. Perelman, et al., C.A. No. 19203 NC, (the "Vannini Settlement Action"). The Vannini Settlement Action was allegedly brought derivatively on behalf of M & F Worldwide and alleged, among other things, that the settlement of the Vannini Action (i) was unfair to M & F Worldwide and its shareholders; (ii) constituted corporate waste and mismanagement; and (iii) represented a breach by Defendants of their fiduciary duties of care, loyalty and good faith.

         10. In addition to the claims asserted in the Consolidated Action and the Vannini Settlement Action, Plaintiffs have raised questions concerning certain alleged corporate opportunity claims involving the purchase by certain Defendants and/or their affiliates of certain publicly traded 9-5/8% Senior Subordinated Notes due 2006 ("Panavision Notes") of Panavision (the "Panavision Note Claims").

         11. Defendants Durnan and Hanson were dismissed as defendants by Plaintiffs in the Consolidated Action, but are nevertheless intended to be parties to and beneficiaries of the Settlement.

         12. Trial in the Consolidated Action commenced on January 14, 2002 and continued through January 18, 2002, and was adjourned based on a proposed settlement agreement (the "First Proposed Settlement") memorialized in a Memorandum of Understanding dated February 7, 2002 and a Stipulation of Settlement dated February 21, 2002. The Court declined to approve the First Proposed Settlement on May 13, 2002. Trial resumed on July 9, 2002 and adjourned July 11, 2002, based on an agreement in principle among the parties to settle the Consolidated Action and the Vannini Settlement Action.

                        BACKGROUND OF THE SETTLEMENT

         13. During the resumed trial in the week of July 9, 2002, counsel for the parties to the Consolidated Action and the Vannini Settlement Action engaged in negotiations regarding possible settlement of both actions. Counsel for Plaintiffs reached an agreement with counsel for Defendants providing for the settlement of the Consolidated Action, the Vannini Settlement Action and the Panavision Note Claims.

         14. Commencing before the filing of the Consolidated Action and the Vannini Settlement Action and continuing throughout the litigation of these actions, including trial, counsel for Plaintiffs conducted a thorough investigation into the substance of the allegations contained in the complaints filed in the Consolidated Action, the Vannini Action and the Vannini Settlement Action and the issues relating to the Panavision Note Claims. The investigation conducted by Plaintiffs' counsel included analyses of thousands of documents obtained through publicly available sources and thousands of non-public documents produced by Defendants and more than 20 third parties, and taking the sworn testimony by deposition of directors and officers of Panavision, M & F Worldwide, and defendant Mafco, as well as numerous third-party representatives. Plaintiffs' counsel also conducted analyses of applicable case law and other authorities respecting the legal duties of Defendants in connection with the Panavision Transactions, the Vannini Settlement and the Panavision Note Claims. Plaintiffs' counsel called witnesses at the trial in the Consolidated Action, including an expert in corporate finance and valuation, and cross-examined Defendants' witnesses.

         15. Having made such examination, and in light of the facts developed in discovery and during trial and the events and agreements described above, and considering the applicable law, Plaintiffs' counsel concluded that the Settlement, which essentially achieves the primary relief sought in the Consolidated Action, is fair, reasonable, adequate and in the best interests of Plaintiffs, M & F Worldwide and the Class.

         16. Plaintiffs entered into a Stipulation of Settlement (the "Stipulation") with Defendants after taking into account (i) the benefits to the members of the Class and M & F Worldwide from the Settlement (discussed below); (ii) the risks of continued litigation; and (iii) the conclusion of Plaintiffs' counsel that the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of the Plaintiffs, M & F Worldwide and the Class.

         17. Defendants have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts alleged in the Consolidated Action, the Vannini Action, the Vannini Settlement Action, or that relate in any way to the Panavision Note Claims. Defendants are entering into the Stipulation solely because the proposed Settlement would eliminate the burden, expense and uncertainty of further litigation.

                        MAINTENANCE OF CLASS ACTION

         18. The Court has entered an order preliminarily determining that, for purposes of the Settlement only, the Consolidated Action may be certified as a class action on behalf of the Class, pursuant to Rules 23(a), 23(b)(1) and 23(b)(2) of the Rules of the Court, without the right of Class members to opt out, and that the Representative Plaintiffs and their Counsel will adequately represent the interests of the Class. If you are a member of the Class or a shareholder of M & F Worldwide, your rights in connection with the subject of the Consolidated Action, the Vannini Settlement Action and the Panavision Note Claims will be determined by the Settlement.

         19. Prior to and pursuant to the Settlement, the Court has qualified the Representative Plaintiffs to act on behalf of the Class. The Court previously designated the law firm of Harnes Keller LLP as Plaintiffs' Lead Counsel, and the law firm of Rosenthal, Monhait, Gross & Goddess, P.A. as Plaintiffs' Liaison Counsel. Communications with
Plaintiffs may be directed in writing to:

                           Gregory E. Keller, Esquire
                           Harnes Keller LLP
                           964 Third Avenue
                           Seventh Floor
                           New York, NY 10022

               THE SETTLEMENT TERMS; DISMISSALS AND RELEASES

         20. The principal terms, conditions and other matters that are part of the Settlement, which is subject to approval by the Court, are set out below.

         21. Upon Final Approval (Final Approval being defined as the time when the Final Order and Judgment is approved and no longer subject to judicial review because it is affirmed by the highest court to which an appeal may be taken, or by lapse of time to appeal or otherwise) of this Settlement, the following actions will be taken (please refer to Exhibit 1 attached hereto for a description of the transactions referred to below):

            (a) Mafco will acquire from M & F Worldwide all of the Panavision Common Stock that M & F Worldwide acquired in the Panavision Acquisition in exchange for delivery to M & F Worldwide of the following: (i) 1,500,000 shares of M & F Worldwide Common Stock, (ii) 6,182,153 shares of M & F Worldwide Series B Preferred Stock and (iii) $80,000,000 in cash;

            (b) M & F Worldwide will deliver 1,381,690 shares of Panavision Series A Preferred Stock (representing all of the stock of Panavision acquired by M & F Worldwide in subsequent Panavision Transactions) plus $976,250 in cash to Mafco in exchange for 666,667 shares of M & F Worldwide Preferred Stock (representing all of the additional M & F Worldwide stock issued to Mafco in subsequent Panavision Transactions;

            (c) PX Holding and M & F Worldwide will terminate (i) the April 2001 M & F Worldwide Registration Rights Agreement; and (ii) the June 1998 Registration Rights Agreement, each as amended;

            (d) Ronald O. Perelman and M & F Worldwide will terminate the Perelman - M & F Worldwide Letter Agreement;

            (e) Mafco and M & F Worldwide will terminate the April 2001 Mafco
- M & F Worldwide Letter Agreement;

            (f) M & F Worldwide will terminate the M & F Worldwide - Panavision Letter;

            (g) M & F Worldwide and Mafco will terminate the M & F Worldwide Call Letter;

            (h) Mafco will acquire the Las Palmas Note from M & F Worldwide in exchange for $6,700,000 in cash;

            (i) Mafco will purchase the $11,420,000 principal amount of Panavision Notes held by Pneumo Abex in exchange for $4,363,300 (which amount represents the price paid by Pneumo Abex for those bonds), plus accrued interest, in cash;

            (j) M & F Worldwide will file a certificate in accordance with
Section 151(g) of the Delaware General Corporation Law stating that no M & F Worldwide Series B Preferred Stock is outstanding and that none will be issued;

            (k) Plaintiffs will dismiss the Consolidated Action and the Vannini Settlement Action with prejudice as to all Defendants without costs, except as provided herein; and

            (l) without limiting or being limited by the covenants set forth in paragraph 21(k), Plaintiffs, M & F Worldwide, and the Class will, effective upon the Final Approval of the Settlement, release, discharge and acquit any and all claims, known or unknown, contingent or absolute, that have been or could have been asserted in the complaints in the Consolidated Action or the Vannini Settlement Action, or that relate in any way to the Panavision Note Claims, or that have been or could have been asserted in any court, tribunal or proceeding (including but not limited to any claim arising under federal, state or common law, including, without limitation, the federal securities laws and any state disclosure law), by or on behalf of any member of the Class or shareholder of M & F Worldwide, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity, against any Defendant or any of their families, parent entities, associates, affiliates or subsidiaries (including Panavision) and each and all of their respective past, present or future officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons"), arising out of or relating in any manner to the subject matter of the Consolidated Action, the Vannini Action, the Vannini Settlement Action, the Stipulation, and/or to the Panavision Note Claims, and/or to the Panavision Transactions, excepting any claim to enforce the terms and conditions of the Settlement (the "Settled Claims").

            (m) The Released Persons and M & F Worldwide shall also release the Plaintiffs and the Class, excluding Mr. Vannini, from any and all claims arising out of, or relating in any manner to the subject matter of the Consolidated Action, the Vannini Action, the Vannini Settlement Action, the Stipulation, the Panavision Note Claims, and/or the Panavision Transactions, excepting any claim to enforce the terms and conditions of the Settlement.

         22. It is the intention of the parties to the Settlement to extinguish all Settled Claims and, consistent with such intentions, the releasing parties will waive any right (to the extent permitted by state law, federal law or principles of common law) that may have the effect of limiting the releases set forth above, excepting any claim to enforce the terms and conditions of the Settlement. The releasing parties will waive their rights, to the extent permitted by law, to any benefits of the provisions of section 1542 of the California Civil Code or any other similar state law, federal law or principle of common law, which may have the effect of limiting the release set forth above. Section 1542 of the California Civil Code provides:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties do not concede that any law, other than the law of the State of Delaware, is applicable to the Settlement or the Settled Claims. The releasing parties acknowledge that members of the Class may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the above release, but that it is their intention, on behalf of the Class, fully, finally and forever to settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts.

                     ATTORNEYS' FEES AND DISBURSEMENTS

         23. If the Court approves this Settlement, Plaintiffs' Counsel intends to apply to the court, at or after the Settlement Hearing, for an award of attorneys' fees in the amount of $[___] and expenses in the amount of $[_____]to be paid by or on behalf of M & F Worldwide or one or more of the other Defendants and/or their insurers. Defendants reserve the right to oppose any such application.

                              RIGHT TO APPEAR

         24. At the Hearing, any member of the Class or current shareholder of M & F Worldwide who desires to do so may appear personally or by counsel, provided an appearance is filed and served, as provided below, and show cause, if any, why the Court should not certify the Class and Representative Plaintiffs as Class representatives, approve the Settlement, enter judgment dismissing the claims asserted against all of the Defendants with prejudice, and/or approve Plaintiffs' counsel's application for fees and disbursements. IF YOU WANT TO DO SO, HOWEVER, YOU MUST, NO LATER THAN TEN DAYS PRIOR TO THE SETTLEMENT HEARING (EXCEPT BY ORDER OF THE COURT FOR GOOD CAUSE SHOWN), SERVE ON THE FOLLOWING COUNSEL (a) A NOTICE OF INTENTION TO APPEAR; (b) A DETAILED STATEMENT OF YOUR SPECIFIC OBJECTIONS TO ANY MATTER BEFORE THE COURT; AND (c) THE GROUNDS FOR SUCH OBJECTIONS AND ANY REASONS YOU WANT TO APPEAR AND TO BE HEARD, AND ALL DOCUMENTS YOU WANT THE COURT TO CONSIDER:

                  Norman M. Monhait, Esquire
                  ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.
                  919 Market Street
                  Suite 1401
                  P.O. Box 1070
                  Wilmington, Delaware  19899

                  Thomas J. Allingham II, Esquire
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                  One Rodney Square
                  P.O. Box 636
                  Wilmington, Delaware  19899

                  Thad J. Bracegirdle, Esquire
                  RICHARDS, LAYTON & FINGER, P.A.
                  One Rodney Square
                  P.O. Box 551
                  Wilmington, Delaware  19899

                  Jon E. Abramczyk, Esquire
                  MORRIS NICHOLS ARSHT & TUNNELL
                  1201 North Market Street
                  P.O. Box 1347
                  Wilmington, Delaware  19899

AT THE SAME TIME, THESE PAPERS MUST BE FILED WITH:

   ON OR PRIOR TO AUGUST 15th:                   ON OR AFTER AUGUST 19th:
THE REGISTER IN CHANCERY                      THE REGISTER IN CHANCERY
DANIEL L. HERRMANN                            NEW CASTLE COUNTY
     COURTHOUSE                                    COURTHOUSE
TENTH AND KING STREETS                        500 KING STREET
WILMINGTON, DELAWARE 19801                    WILMINGTON, DELAWARE 19801


Unless the Court otherwise directs, no member of the Class or current shareholder of M & F Worldwide shall be entitled to object to the Settlement or to the judgment to be entered herein, or to the award of attorneys' fees and disbursements to Plaintiffs' counsel, or otherwise to be heard, except by serving and filing written objections as described above. Any person who fails to object in the manner provided above shall be deemed to have waived such objection and shall forever be barred from making any such objection in the Consolidated Action or in any other action or proceeding.

                          DISMISSAL OF THE ACTION

         25. If the Court approves the Settlement, it will enter a final judgment:

            (a) approving the Settlement as fair, reasonable, adequate and in the best interests of the Class and of M & F Worldwide, and directing consummation of the Settlement in accordance with its terms and conditions;

            (b) formally certifying the Class pursuant to Rules 23(a), 23(b)(1) and 23(b)(2) of the Rules of the Court, including making a determination as to the adequacy of class representation;

            (c) dismissing the Consolidated Action and the Vannini Settlement Action with prejudice as to Plaintiffs, all of the members of the Class, and, with respect to claims asserted derivatively, as to M & F Worldwide, without costs except as ordered by the Court, such dismissal to be subject only to compliance by the parties with the terms and conditions of the Stipulation and any other order of the Court with reference to the Stipulation;

            (d) releasing the Defendants from all Settled Claims, and permanently barring and enjoining the members of the Class and shareholders of M & F Worldwide from instituting, commencing, prosecuting, participating in or continuing any action or other proceeding in any court or tribunal of this or any other jurisdiction, either directly, representatively, derivatively or in any other capacity, asserting any claims that are Settled Claims;

            (e) authorizing Plaintiffs' counsel to execute a release of the Settled Claims on behalf of all of the members of the Class and authorizing an officer of M & F Worldwide to execute a release of the Settled Claims on behalf of M & F Worldwide for all claims asserted derivatively; and

            (f) awarding Plaintiffs' and Class Counsel such fees and disbursements as the Court deems appropriate, to be paid by or on behalf of M & F Worldwide.

         26. In the event the Settlement is not approved, or such approval does not become final, then the Settlement shall be of no further force and effect and each party shall then be returned to his, her or its respective position prior to the Settlement without prejudice and as if the Settlement had not been entered into.

                             INTERIM INJUNCTION

         27. By order of the Court, pending final determination of whether the Settlement should be approved, no member of the Class or M & F Worldwide shareholder may institute, commence or continue, directly, individually, derivatively, representatively, on behalf of a class, or in any other capacity, any action asserting any claim that has been or could have been asserted in the Consolidated Action or the Vannini Settlement Action, or that relate in any way to the Panavision Note Claims, or any other claim arising out of or in any way related to the subject matter of the Consolidated Action, the Vannini Action, the Vannini Settlement Action, or in the Stipulation, or that could have been asserted in connection with any aspect of the Panavision Transactions or the Panavision Note Claims.

                            SCOPE OF THIS NOTICE

         28. The description in this Notice of the Settlement Hearing, the Consolidated Action, the Vannini Settlement Action, the Vannini Action, the terms of the proposed Settlement and other matters described in this Notice do not purport to be comprehensive. Accordingly, members of the Class and shareholders of M & F Worldwide are referred to the documents filed with the Court in the Consolidated Action, the Vannini Settlement Action and the Vannini Action. You or your attorney may examine the documents filed in the Consolidated Action, the Vannini Settlement Action and the Vannini Action during regular business hours on any business day at the office of the Register in Chancery, Delaware Court of Chancery, (on or prior to August
15th) Daniel L. Herrmann Courthouse, Tenth and King Streets, Wilmington, Delaware 19801, or (on or after August 19th) New Castle County Courthouse, 500 King Street, Wilmington, Delaware 19801.

         PLEASE DO NOT WRITE OR CALL THE COURT.

Dated:   Wilmington, Delaware
         _____________, 2002

                                                     BY ORDER OF THE COURT:

                                                     Register in Chancery



                                                                     EXHIBIT 1
                            PANAVISION TRANSACTIONS

                  The following agreements are encompassed with the meaning of the term "Panavision Transactions" as defined in this Notice of Pendency of Action, Proposed Settlement, Settlement Hearing and Right to Appear:

                  On April 19, 2001, M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide"), and PX Holding Corporation, a Delaware corporation ("PX Holding") and a wholly owned subsidiary of Mafco Holdings Inc., a Delaware corporation ("Mafco"), entered into a stock purchase agreement (the "Stock Purchase Agreement") pursuant to which M & F Worldwide acquired 7,320,225 shares (the "Panavision Common Stock") of common stock, par value $.01 per share, of Panavision Inc., a Delaware corporation ("Panavision"), from PX Holding in exchange for consideration consisting of
(i) 1,500,000 shares of common stock, par value $.01 per share, of M & F Worldwide ("M & F Worldwide Common Stock"), (ii) 6,182,153 shares of preferred stock, having a liquidation preference of $6.50 per share, of M & F Worldwide ("M & F Worldwide Series B Preferred Stock"), (iii) $80,000,000 in cash, and
(iv) certain other consideration described below.

                  In connection with the execution of the Stock Purchase Agreement, on April 19, 2001, PX Holding, Panavision and M & F Worldwide entered into a letter agreement, which confirmed that M & F Worldwide or its designated affiliate would become a "Holder" under the Registration Rights Agreement, dated as of June 5, 1998 (the "June 1998 Panavision Registration Rights Agreement"), and that the Panavision Common Stock would become "Registrable Securities" under the terms of such agreement.

                  In connection with the execution of the Stock Purchase Agreement, on April 19, 2001, PX Holding and M & F Worldwide entered into a registration rights agreement (the "April 2001 M & F Worldwide Registration Rights Agreement"), pursuant to which M & F Worldwide granted to PX Holding registration rights with respect to the M & F Worldwide Common Stock and the M & F Worldwide Series B Preferred Stock received as part of the consideration for the Panavision Common Stock.

                  In connection with the execution of the Stock Purchase Agreement, on April 19, 2001, M & F Worldwide and Ronald O. Perelman, the sole stockholder of Mafco, entered into a letter agreement (the "Perelman - M & F Worldwide Letter Agreement") pursuant to which Mr. Perelman, or corporations under his control, would provide such financial support to M & F Worldwide as may be required in connection with payments of interest and principal of Panavision's June 1998 bank credit agreement, as amended (the "Credit Facility"), and 9-5/8% Senior Subordinated Discount Notes Due 2006 (the "Panavision Notes"), such financial support, if given, to be in exchange for certain newly issued subordinated debt or shares of M & F Worldwide Series B Preferred Stock.

                  In connection with the execution of the Stock Purchase Agreement, on April 19, 2001, Mafco and M & F Worldwide entered into a letter agreement (the "April 2001 Mafco - M & F Worldwide Letter Agreement"), pursuant to which Mafco, or corporations under its control, would make available to M & F Worldwide, as required from time to time in order for M & F Worldwide to fulfill its obligations under the M & F Worldwide - Panavision Letter (as defined immediately below), but in no event later than December 31, 2001, an aggregate amount equal to $10,000,000 in exchange for certain newly issued subordinated debt or shares of M & F Worldwide Series B Preferred Stock.

                  In connection with the execution of the Stock Purchase Agreement, on April 19, 2001, M & F Worldwide delivered to Panavision a letter (the "M & F Worldwide - Panavision Letter"), pursuant to which M & F Worldwide, or one of its wholly owned subsidiaries, would make available to Panavision, as required from time to time by Panavision to make payments of principal or interest under the Credit Facility or the Panavision Notes, but in any event no later than December 31, 2001, an aggregate amount equal to $10,000,000 in exchange for consideration to be agreed, consisting of subordinated debt, common stock or voting preferred stock of Panavision.

                  On July 2, 2001, M & F Worldwide, and Las Palmas Productions, Inc. ("LPPI"), together with certain former shareholders of LPPI, entered into a stock purchase agreement pursuant to which M & F Worldwide acquired the stock of LPPI in exchange for a net cash payment of approximately $5,700,000 plus the obligation to make certain additional payments to the selling stockholders in the event specified earnings targets are achieved, which additional payments have not been, and will not be, made by M & F Worldwide.

                  On December 21, 2001, pursuant to the April 2001 Mafco - M & F Worldwide Letter Agreement and a letter agreement dated as of December 21, 2001 between Mafco and M & F Worldwide (the "December 2001 Mafco - M & F Worldwide Preferred Stock Letter Agreement"), PX Holding provided to M & F Worldwide $10,000,000 in exchange for 666,667 newly-issued shares of M & F Worldwide Series B Preferred Stock.

                  On December 21, 2001, Mafco and M & F Worldwide entered into a letter agreement, pursuant to which M & F Worldwide (i) purchased from PX Holding $22,000,000 principal amount of Panavision Notes for an aggregate purchase price of $8,140,000 and (ii) agreed to deliver promptly thereafter an aggregate of $24,525,000 principal amount of Panavision Notes to Panavision, such notes consisting of the $22,000,000 principal amount of Panavision Notes purchased from PX Holding and $2,525,000 principal amount of Panavision Notes purchased by M & F Worldwide in an open market purchase on April 20, 2001, at a cost of $883,750.

                  On December 21, 2001, pursuant to a modification to the M & F Worldwide - Panavision Letter (the "M & F Worldwide - Panavision Letter Modification"), M & F Worldwide delivered to Panavision an aggregate of $24,525,000 principal amount of Panavision Notes in exchange for 1,381,690 shares of Series A Non-Cumulative Perpetual Preferred Stock, par value $.01 per share, of Panavision ("Panavision Series A Preferred Stock").

                  On December 21, 2001, M & F Worldwide and Panavision entered into a letter agreement, pursuant to which M & F Worldwide and Panavision agreed to amend the June 1998 Panavision Registration Rights Agreement to, among other things, include within the definition of "Registrable Securities" the shares of Panavision Series A Preferred Stock issued in connection with the M & F Worldwide - Panavision Letter Modification.

                  On December 21, 2001, M & F Worldwide and PX Holding entered into a letter agreement, pursuant to which M & F Worldwide and PX Holding agreed to amend the April 2001 Registration Rights Agreement to, among other things, include within the definition of "Registrable Securities" the shares of M & F Worldwide Series B Preferred Stock issued in connection with the December 2001 Mafco - M & F Worldwide Preferred Stock Letter Agreement.

                  On June 27, 2002, Mafco and Panavision entered into a letter agreement, pursuant to which Mafco delivered to Panavision an aggregate of $37,726,000 principal amount of Panavision Notes and $10,000,000 in cash in exchange for 49,199 shares of Series B Cumulative Pay-in-Kind Preferred Stock, par value $.01 per share, of Panavision ("Panavision Series B Preferred Stock").

                  On June 28, 2002, Panavision and Mafco entered into an Instrument of Assignment and Assumption, pursuant to which Panavision assigned to Mafco its rights and obligations under the Option Agreement, dated April 1, 2001, by and among Panavision and certain holders of the Panavision Notes (the "Option Agreement").

                  On June 28, 2002, pursuant to the Option Agreement, Mafco acquired $78,355,000 principal amount of Panavision Notes in exchange for $50,930,750 in cash plus accrued interest through the date of purchase of such Panavision Notes.

                  On June 27, 2002, Mafco and M & F Worldwide entered into a letter agreement (the "M & F Worldwide Call Letter"), pursuant to which Mafco granted to M & F Worldwide certain rights to acquire the Panavision Series B Preferred Stock and the $78,355,000 principal amount of the Panavision Notes.

                  On July 2, 2002, M & F Worldwide and Panavision entered into a stock purchase agreement (the "2002 Las Palmas Stock Purchase Agreement"), pursuant to which Panavision acquired LPPI in exchange for a $6,700,000 promissory note (the "Las Palmas Note").

                  On July 2, 2002, in connection with the 2002 Las Palmas Stock Purchase Agreement, M & F Worldwide and Panavision entered into an Instrument of Assignment and Assumption (the "Instrument of Assignment and Assumption") pursuant to which, among other things, Panavision agreed to indemnify M & F Worldwide with respect to any liabilities to the former shareholders of LPPI pursuant to the 2001 Las Palmas Stock Purchase Agreement.

                  Pneumo Abex Corporation, a Delaware corporation ("Pneumo Abex") and a wholly owned subsidiary of M & F Worldwide, holds $11,420,000 principal amount of Panavision Notes, $6,000,000 principal amount of which were purchased in an open market purchase on November 13, 2001, for $2,385,000, and $5,420,000 principal amount of which were purchased in an open market purchase on November 14, 2001, for $1,978,300, for a total purchase price of $4,363,300.

                                                                  EXHIBIT C

             IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE
                        IN AND FOR NEW CASTLE COUNTY

--------------------------------------------------x
                                                  :
IN RE M & F WORLDWIDE CORP.                       :  CONSOLIDATED
SHAREHOLDER LITIGATION                            :  C. A.  NO. 18502 NC
                                                  :
--------------------------------------------------x
FURTHERFIELD PARTNERS, L.P.,                      :
KIMBERLY KAHN, ROBERT STRUOGO,                    :
HARBOR FINANCE PARTNERS,                          :
ROBOTTI & CO., INCORPORATED and                   :
RAVENSWOOD INVESTMENT COMPANY,                    :
L.P.,                                             :
                                                  :
                           Plaintiffs,            :
                                                  :
         -against-                                :  C.A. NO. 19203 NC
                                                  :
RONALD O. PERELMAN, THEO W. FOLZ,                 :
HOWARD GITTIS, JAYMIE A. DURNAN,                  :
J. ERIC HANSON, ED GREGORY                        :
HOOKSTRATTEN, LANCE LIEBMAN,                      :
PAUL M. MEISTER, BRUCE SLOVIN,                    :
STEVEN G. TAUB and MAFCO HOLDINGS,                :
INC.,                                             :
                                                  :
                           Defendants.            :
                                                  :
         - and-                                   :
                                                  :
M & F WORLDWIDE CORP.,                            :
                                                  :
                           Nominal Defendant.     :
--------------------------------------------------x



                          ORDER AND FINAL JUDGMENT





         A hearing having been held before the Court of Chancery of the State of Delaware in and for New Castle County (the "Court") on _________ ___, 2002, pursuant to the Court's Order dated _________ ___, 2002 (the "Scheduling Order"), upon a Stipulation of Settlement (the "Stipulation") filed in the above-captioned actions (the "Consolidated Action" and the "Vannini Settlement Action," respectively), which (along with the defined terms therein) is incorporated herein by reference; it appearing that due notice of said hearing has been given in accordance with the Scheduling Order; the respective parties having appeared by their attorneys of record; the Court having heard and considered evidence in support of the proposed settlement (the "Settlement") set forth in the Stipulation; the attorneys for the respective parties having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Scheduling Order; the Court having determined that notice to all holders of record, excluding Defendants, of M & F Worldwide Common Stock as of April 19, 2001 and their legal representatives, heirs, executors, administrators, successors, transferees and assigns through July 26, 2002 (the "Class") was adequate and sufficient; and the entire matter of the proposed Settlement having been heard and considered by the Court:

         IT IS ORDERED, ADJUDGED AND DECREED THIS _____ DAY OF ___________, 2002 AS FOLLOWS:

         1. Each of the provisions of Rule 23(a) of the Rules of the Court has been satisfied and the Consolidated Action has been properly maintained according to the provisions of Rule 23(b) of the Rules of the Court. Specifically, based on the extensive record of the Consolidated Action developed in connection with the trial of that matter, the Court expressly and conclusively finds and orders that (a) the Class as defined in the Scheduling Order is so numerous that joinder of all members was impracticable, (b) there are questions of law or fact common to the Class,
(c) the claims or defenses of the representative parties were typical of the claims or defenses of the Class, and (d) the Plaintiffs Robert Strougo, Harbor Finance Partners, and Robotti & Co., Inc., as representative plaintiffs (the "Representative Plaintiffs"), have fairly and adequately protected and represented the interests of the Class. Moreover, the Court finds that the adjudication of separate actions by individual members of the Class would as a practical matter be dispositive of the interest of the other members of the Class or risk inconsistent or varying adjudications and that defendants acts are generally applicable to the Class as a whole. The Consolidated Action is certified as a class action, pursuant to Rules 23(a), 23(b)(1) and 23(b)(2) of the Rules of the Court, on behalf of the Class.

         2. On or before _________ ___, 2002, the Notice of Pendency of Action, Proposed Settlement, Settlement Hearing and Right to Appear (the "Notice") was mailed by first-class mail to all holders of record of M & F Worldwide common stock between April 19, 2001 and July 26, 2002, as shown on the stock records maintained by or on behalf of M & F Worldwide, with instructions to such record holders who held M & F Worldwide common stock for the benefit of others to forward the Notice to such beneficial owners.

         3. Due and adequate notice of the proceedings having been provided to the members of the Class, and a full opportunity having been offered to them to participate in this hearing, it is hereby determined that they are bound by this Order and Final Judgment entered herein.

         4. The Stipulation and the terms of the Settlement as described in the Stipulation and the Notice are hereby approved and confirmed as being fair, reasonable, adequate and in the best interests of the Class and of M & F Worldwide; the Parties to the Stipulation are directed hereby to consummate the Settlement in accordance with the terms and conditions set forth in the Stipulation; and the Register in Chancery is directed to enter and docket this Order and Final Judgment in both the Consolidated Action and in the Vannini Settlement Action.

         5. The claims asserted in the Consolidated Action and in the Vannini Settlement Action, whether individual or derivative, are hereby individually and collectively compromised, settled, released, discharged and dismissed with prejudice as to all defendants and against the plaintiffs and all members of the Class, without costs, except as provided herein, and without limiting or being limited by the foregoing, any and all claims known or unknown, contingent or absolute, that have been or could have been asserted in the complaints in the Consolidated Action or the Vannini Settlement Action, or that relate in any way to the Panavision Note Claims, or that have been or could have been asserted in any court, tribunal or proceeding (including but not limited to any claims arising under federal, state or common law, including the federal securities laws and any state disclosure law), by or on behalf of any member of the Class or M & F Worldwide, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity against defendants or any of their families, parent entities, associates, affiliates or subsidiaries (including Panavision) and each and all of their respective past, present or future officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons"), arising out of or relating in any manner to the subject matter of the Consolidated Action, the Vannini Action, the Vannini Settlement Action, or the Stipulation, or to the Panavision Note Claims, or to the Panavision Transactions, excepting any claim to enforce the terms and conditions of the Settlement (the "Settled Claims"), shall be individually and collectively compromised, settled, dismissed with prejudice, and discharged and released. M & F Worldwide and Liaison Counsel for the Class are hereby authorized to promptly execute a release of the Settled Claims. All such Settled Claims are hereby extinguished and the Plaintiffs, M & F Worldwide and the members of the Class are hereby deemed to have waived their rights to the extent permitted by law, to any benefits of the provisions of section 1542 of the California Civil Code or any other similar state law, federal law or principle of common law, which may have the effect of limiting the release set forth above. Section 1542 of the California Civil Code provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." The foregoing release is effective whether or not members of the Class discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the release, and the members of the Class and M & F Worldwide are hereby found to have fully, finally and forever settled and released any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts.

         6. The Released Persons and M & F Worldwide shall also release the Plaintiffs and the Class, excluding Mr. Vannini, from any and all claims arising out of, or relating in any manner to the subject matter of the Consolidated Action, the Vannini Action, the Vannini Settlement Action, the Stipulation, the Panavision Note Claims, and/or the Panavision Transactions, excepting any claim to enforce the terms and conditions of the Settlement.

         7. The Plaintiffs, M & F Worldwide and the members of the Class are hereby, individually and severally, permanently barred and enjoined from instituting, commencing, prosecuting, participating in or continuing any action or other proceeding in any court or tribunal of this or any other jurisdiction, either directly, representatively, derivatively or in any other capacity, against any of the Released Persons, based upon, arising out of or in any way related to or for the purpose of enforcing any Settled Claim, all of which Settled Claims are hereby declared to be compromised, settled, released, dismissed with prejudice and extinguished by virtue of the proceedings in the Consolidated Action, the Vannini Settlement Action and this Order and Final Judgment.

         8. Plaintiffs' Counsel are awarded attorneys' fees and expenses in the amount of $________________, which sums the Court finds to be fair and reasonable, to be paid by or on behalf of M & F Worldwide in accordance with the terms of the Stipulation (or to be paid by M & F Worldwide, the other Defendants, or their insurers as determined by the Court at the Hearing). Such amount shall be paid to Plaintiffs' Lead Counsel, which in turn shall distribute the award in accordance with the respective contributions of Plaintiffs' counsel.

         9. This Order and Final Judgment shall not constitute any evidence or admission by any of the defendants hereto or any other person that any acts of negligence or wrongdoing of any nature have been committed and shall not be deemed to create any inference that there is any liability therefor.

         10. The effectiveness of the provisions of this Order and Final Judgment and the obligations of the plaintiffs and the defendants under the Settlement (except with respect to the payment of attorneys' fees and expenses) shall not be conditioned upon or subject to the resolution of any appeal from this Order and Final Judgment that relates solely to the issue of the Plaintiffs' counsel's application for an award of attorneys' fees and expenses.

                                                 --------------------------
                                                    Vice Chancellor

                                                                  EXHIBIT D

            IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE
                       IN AND FOR NEW CASTLE COUNTY

----------------------------------------------------x
                                                    :
IN RE M & F WORLDWIDE CORP.                         :  CONSOLIDATED
SHAREHOLDER LITIGATION                              :  C. A.  NO. 18502 NC
                                                    :
----------------------------------------------------x
FURTHERFIELD PARTNERS, L.P.,                        :
KIMBERLY KAHN, ROBERT STRUOGO,                      :
HARBOR FINANCE PARTNERS,                            :
ROBOTTI & CO., INCORPORATED and                     :
RAVENSWOOD INVESTMENT COMPANY,                      :
L.P.,                                               :
                                                    :
                           Plaintiffs,              :
                                                    :
         -against-                                  :  C.A. NO. 19203 NC
                                                    :
RONALD O. PERELMAN, THEO W. FOLZ,                   :
HOWARD GITTIS, JAYMIE A. DURNAN,                    :
J. ERIC HANSON, ED GREGORY                          :
HOOKSTRATTEN, LANCE LIEBMAN,                        :
PAUL M. MEISTER, BRUCE SLOVIN,                      :
STEVEN G. TAUB and MAFCO HOLDINGS,                  :
INC.,                                               :
                                                    :
                           Defendants.              :
                                                    :
         - and-                                     :
                                                    :
M & F WORLDWIDE CORP.,                              :
                                                    :
                           Nominal Defendant.       :
----------------------------------------------------x


                                  RELEASE


         Pursuant to the Order and Final Judgment entered by the Court of Chancery of the State of Delaware in and for New Castle County (the "Court") in the above-captioned actions (the "Consolidated Action" and the "Vannini Settlement Action," respectively) and in connection and in accordance with the Stipulation of Settlement approved in the Consolidated Action and the Vannini Settlement Action (the "Stipulation" or "Settlement"), the plaintiffs' counsel, acting on behalf of each and every member of the "Class", defined to include all holders, excluding Defendants, of M & F Worldwide Corp. ("M & F Worldwide") Common Stock as of April 19, 2001, and their legal representatives, heirs, executors, administrators, successors, transferees and assigns through July 26, 2002, and M & F Worldwide, by its authorized and designated representative, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby dismiss, release and forever discharge any and all claims, known or unknown, contingent or absolute, that have been or could have been asserted in the complaints in the Consolidated Action or the Vannini Settlement Action, or that relate in any way to the Panavision Note Claims (defined as those claims, in addition to the claims asserted in the Consolidated Action, Vannini v. Ronald O. Perelman et al., C.A. No. 18850 NC (filed in the Court and hereinafter described as the "Vannini Action"), and the Vannini Settlement Action, relating to the purchase by certain defendants and/or their affiliates of the publicly traded 9-5/8% Senior Subordinated Notes due 2006 of Panavision Inc. ("Panavision"))) or that have been or could have been asserted in any court, tribunal or proceeding (including but not limited to any claims arising under federal, state or common law, including, without limitation, the federal securities laws and any state disclosure law), by or on behalf of any member of the Class or M & F Worldwide, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity against defendants or any of their families, parent entities, associates, affiliates or subsidiaries (including Panavision) and each and all of their respective past, present or future officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons"), arising out of or relating in any manner to the subject matter of the Consolidated Action, the Vannini Action, Vannini Settlement Action, the Stipulation, and/or to the Panavision Note Claims, and/or to the Panavision Transactions (as defined in Exhibit 1 attached hereto), excepting any claim to enforce the terms and conditions of the Settlement (the "Settled Claims"). It is the intention of the parties to extinguish all such Settled Claims, and consistent with such Settled Claims and consistent with such intentions, the releasing parties waive their rights to the extent permitted by law, to any benefit of the provisions of section 1542 of the California Civil Code or any other similar state law, federal law or principle of common law, which may have the effect of limiting the release set forth above. Section 1542 of the California Civil Code provides:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The releasing parties acknowledge that the parties to the Consolidated Action and the Vannini Settlement Action do not concede that any law, other than the law of the State of Delaware, is applicable to the Settlement or the Settled Claims. The releasing parties acknowledge that members of the Class may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this Release, but that it is their intention, on behalf of the Class and, to the extent of the derivative claims, M & F Worldwide, fully, finally and forever to settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts.

DATED:  ________ __, 2002
                                            -----------------------------
                                            Norman M. Monhait
                                            ROSENTHAL, MONHAIT, GROSS
                                               & GODDESS, P.A.
                                            919 Market Street
                                            Suite 1401
                                            P.O. Box 1070
                                            Wilmington, Delaware  19899
                                            (302) 656-4433
                                            Liaison Counsel for M & F Worldwide
                                            Shareholder Litigation Class


                                            -----------------------------
                                            Barry Schwartz
                                            M & F Worldwide Corp.
                                            35 East 62nd Street
                                            New York, NY  10021
                                            (212) 572-8600
                                            Executive Vice President and
                                               General Counsel





                                                                  EXHIBIT 1

                          PANAVISION TRANSACTIONS

         The following agreements are encompassed with the meaning of the term "Panavision Transactions" as defined in this Release:

         On April 19, 2001, M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide"), and PX Holding Corporation, a Delaware corporation ("PX Holding") and a wholly owned subsidiary of Mafco Holdings Inc., a Delaware corporation ("Mafco"), entered into a stock purchase agreement (the "Stock Purchase Agreement") pursuant to which M & F Worldwide acquired 7,320,225 shares (the "Panavision Common Stock") of common stock, par value $.01 per share, of Panavision Inc., a Delaware corporation ("Panavision"), from PX Holding in exchange for consideration consisting of (i) 1,500,000 shares of common stock, par value $.01 per share, of M & F Worldwide ("M & F Worldwide Common Stock"), (ii) 6,182,153 shares of preferred stock, having a liquidation preference of $6.50 per share, of M & F Worldwide ("M & F Worldwide Series B Preferred Stock"), (iii) $80,000,000 in cash, and
(iv) certain other consideration described below.

         In connection with the execution of the Stock Purchase Agreement, on April 19, 2001, PX Holding, Panavision and M & F Worldwide entered into a letter agreement, which confirmed that M & F Worldwide or its designated affiliate would become a "Holder" under the Registration Rights Agreement, dated as of June 5, 1998 (the "June 1998 Panavision Registration Rights Agreement"), and that the Panavision Common Stock would become "Registrable Securities" under the terms of such agreement.

         In connection with the execution of the Stock Purchase Agreement, on April 19, 2001, PX Holding and M & F Worldwide entered into a registration rights agreement (the "April 2001 M & F Worldwide Registration Rights Agreement"), pursuant to which M & F Worldwide granted to PX Holding registration rights with respect to the M & F Worldwide Common Stock and the M & F Worldwide Series B Preferred Stock received as part of the consideration for the Panavision Common Stock.

         In connection with the execution of the Stock Purchase Agreement, on April 19, 2001, M & F Worldwide and Ronald O. Perelman, the sole stockholder of Mafco, entered into a letter agreement (the "Perelman - M & F Worldwide Letter Agreement") pursuant to which Mr. Perelman, or corporations under his control, would provide such financial support to M & F Worldwide as may be required in connection with payments of interest and principal of Panavision's June 1998 bank credit agreement, as amended (the "Credit Facility"), and 9-5/8% Senior Subordinated Discount Notes Due 2006 (the "Panavision Notes"), such financial support, if given, to be in exchange for certain newly issued subordinated debt or shares of M & F Worldwide Series B Preferred Stock.

         In connection with the execution of the Stock Purchase Agreement, on April 19, 2001, Mafco and M & F Worldwide entered into a letter agreement (the "April 2001 Mafco - M & F Worldwide Letter Agreement"), pursuant to which Mafco, or corporations under its control, would make available to M & F Worldwide, as required from time to time in order for M & F Worldwide to fulfill its obligations under the M & F Worldwide - Panavision Letter (as defined immediately below), but in no event later than December 31, 2001, an aggregate amount equal to $10,000,000 in exchange for certain newly issued subordinated debt or shares of M & F Worldwide Series B Preferred Stock.

         In connection with the execution of the Stock Purchase Agreement, on April 19, 2001, M & F Worldwide delivered to Panavision a letter (the "M & F Worldwide - Panavision Letter"), pursuant to which M & F Worldwide, or one of its wholly owned subsidiaries, would make available to Panavision, as required from time to time by Panavision to make payments of principal or interest under the Credit Facility or the Panavision Notes, but in any event no later than December 31, 2001, an aggregate amount equal to $10,000,000 in exchange for consideration to be agreed, consisting of subordinated debt, common stock or voting preferred stock of Panavision.

         On July 2, 2001, M & F Worldwide, and Las Palmas Productions, Inc. ("LPPI"), together with certain former shareholders of LPPI, entered into a stock purchase agreement pursuant to which M & F Worldwide acquired the stock of LPPI in exchange for a net cash payment of approximately $5,700,000 plus the obligation to make certain additional payments to the selling stockholders in the event specified earnings targets are achieved, which additional payments have not been, and will not be, made by M & F Worldwide.

         On December 21, 2001, pursuant to the April 2001 Mafco - M & F Worldwide Letter Agreement and a letter agreement dated as of December 21, 2001 between Mafco and M & F Worldwide (the "December 2001 Mafco - M & F Worldwide Preferred Stock Letter Agreement"), PX Holding provided to M & F Worldwide $10,000,000 in exchange for 666,667 newly-issued shares of M & F Worldwide Series B Preferred Stock.

         On December 21, 2001, Mafco and M & F Worldwide entered into a letter agreement, pursuant to which M & F Worldwide (i) purchased from PX Holding $22,000,000 principal amount of Panavision Notes for an aggregate purchase price of $8,140,000 and (ii) agreed to deliver promptly thereafter an aggregate of $24,525,000 principal amount of Panavision Notes to Panavision, such notes consisting of the $22,000,000 principal amount of Panavision Notes purchased from PX Holding and $2,525,000 principal amount of Panavision Notes purchased by M & F Worldwide in an open market purchase on April 20, 2001, at a cost of $883,750.

         On December 21, 2001, pursuant to a modification to the M & F Worldwide - Panavision Letter (the "M & F Worldwide - Panavision Letter Modification"), M & F Worldwide delivered to Panavision an aggregate of $24,525,000 principal amount of Panavision Notes in exchange for 1,381,690 shares of Series A Non-Cumulative Perpetual Preferred Stock, par value $.01 per share, of Panavision ("Panavision Series A Preferred Stock").

         On December 21, 2001, M & F Worldwide and Panavision entered into a letter agreement, pursuant to which M & F Worldwide and Panavision agreed to amend the June 1998 Panavision Registration Rights Agreement to, among other things, include within the definition of "Registrable Securities" the shares of Panavision Series A Preferred Stock issued in connection with the M & F Worldwide - Panavision Letter Modification.

         On December 21, 2001, M & F Worldwide and PX Holding entered into a letter agreement, pursuant to which M & F Worldwide and PX Holding agreed to amend the April 2001 Registration Rights Agreement to, among other things, include within the definition of "Registrable Securities" the shares of M & F Worldwide Series B Preferred Stock issued in connection with the December 2001 Mafco - M & F Worldwide Preferred Stock Letter Agreement.

         On June 27, 2002, Mafco and Panavision entered into a letter agreement, pursuant to which Mafco delivered to Panavision an aggregate of $37,726,000 principal amount of Panavision Notes and $10,000,000 in cash in exchange for 49,199 shares of Series B Cumulative Pay-in-Kind Preferred Stock, par value $.01 per share, of Panavision ("Panavision Series B Preferred Stock").

         On June 28, 2002, Panavision and Mafco entered into an Instrument of Assignment and Assumption, pursuant to which Panavision assigned to Mafco its rights and obligations under the Option Agreement, dated April 1, 2001, by and among Panavision and certain holders of the Panavision Notes (the "Option Agreement").

         On June 28, 2002, pursuant to the Option Agreement, Mafco acquired $78,355,000 principal amount of Panavision Notes in exchange for $50,930,750 in cash plus accrued interest through the date of purchase of such Panavision Notes.

         On June 27, 2002, Mafco and M & F Worldwide entered into a letter agreement (the "M & F Worldwide Call Letter"), pursuant to which Mafco granted to M & F Worldwide certain rights to acquire the Panavision Series B Preferred Stock and the $78,355,000 principal amount of the Panavision Notes.

         On July 2, 2002, M & F Worldwide and Panavision entered into a stock purchase agreement (the "2002 Las Palmas Stock Purchase Agreement"), pursuant to which Panavision acquired LPPI in exchange for a $6,700,000 promissory note (the "Las Palmas Note").

         On July 2, 2002, in connection with the 2002 Las Palmas Stock Purchase Agreement, M & F Worldwide and Panavision entered into an Instrument of Assignment and Assumption (the "Instrument of Assignment and Assumption") pursuant to which, among other things, Panavision agreed to indemnify M & F Worldwide with respect to any liabilities to the former shareholders of LPPI pursuant to the 2001 Las Palmas Stock Purchase Agreement.

         Pneumo Abex Corporation, a Delaware corporation ("Pneumo Abex") and a wholly owned subsidiary of M & F Worldwide, holds $11,420,000 principal amount of Panavision Notes, $6,000,000 principal amount of which were purchased in an open market purchase on November 13, 2001, for $2,385,000, and $5,420,000 principal amount of which were purchased in an open market purchase on November 14, 2001, for $1,978,300, for a total purchase price of $4,363,300.